CEO Compensation

Truman Hunt, the Company’s President and Chief Executive Officer, has voluntarily elected to reduce his annual salary to its previous level of $550,000, effective April 3, 2006. Mr. Hunt’s current employment letter with the Company, as amended, entitles him to an annual salary of $665,000. Mr. Hunt also reduced his annual option grant to 50,000, instead of the 200,000 previously approved by the Company’s Compensation Committee.